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AMERICAN REPUBLIC REALTY FUND I
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AMERICAN REPUBLIC REALTY FUND I

2800 N. Dallas Parkway, Suite 100
Plano, Texas 75093

February 2, 2007

Dear Limited Partner:

I would like to take this opportunity to update you on the Partnership’s progress in selling its two remaining properties.

As we have informed you in previous correspondence, the Forestwood Apartments are under contract and in the process of being sold to a highly motivated buyer. The buyer’s due diligence period under this contract has expired and the buyer is now committed to purchase the property at the end of this month. Shortly after the closing of the sale, the Partnership will distribute the proceeds to unitholders.

There seems to be some confusion about your General Partner’s intent for the Four Winds Apartments (our Florida property). As we have previously explained, the loan on the Four Winds Apartments is due in August 2007, at which time the loan must be refinanced or the property must be sold. Your General Partner has no intention of refinancing the loan and fully expects and intends to sell this property in 2007. In furtherance of this goal, the Partnership has surveyed the market for this property and, in the course of this review, has received several offers to purchase Four Winds. The highest offer is in the amount of $10,350,000, which would result in a cash distribution of approximately $570 per unit. When combined with the amounts expected to be distributed from the Forestwood sale, the Four Winds offer would provide a total cash return of approximately $890 per unit. We would expect that the Four Winds sale could be closed around May 31st of this year.

We have informed Everest Management LLC of the progress of the Forestwood sale and the offers received for the Four Winds property. But despite Everest’s repeated claims that they wish to see the Partnership’s properties sold, they have shown little interest in either transaction. Frankly, their strategy and motivation elude us. We believe that we are in a seller’s market now, but this could end at any time. As Everest has emphatically declared that it is not their intention for the Partnership to hold the property, we see no benefit to Limited Partners to now replace the General Partner and find it difficult to understand what they hope to gain for the Partnership’s investors.

We would like to thank those of you who have voted to retain us as General Partner. If you have not voted, or you have voted in favor of Everest/Millenium’s solicitation, your General Partner urges you to call us at 972-836-8000 or toll free 800-966-2787 to obtain a GREEN Consent Revocation Card that you may complete and send back to us to vote against the Everest proposal.

If you would like additional copies of the Partnership’s Consent Revocation Statement previously sent to you that explains in more detail the Partnership’s position, or you have any questions or need assistance in voting your GREEN Consent Revocation Card, please call 972-836-8000 or toll free 800-966-2787.

If you have any question regarding the offer to purchase Four Winds or any other partnership matter please contact David Bower at 972-836-8003 or via email dbower@univesco.com.

Sincerely yours,

RJ Werra
General Partner